Exhibit 99.2

Orsus Xelent Sees Lower Than Anticipated Full Year Sales in 2009; Remains Optimistic About Improving Sales in 2010 Including Higher Margin 3G Products

BEIJING--December 30, 2009 - At its Annual Meeting of Shareholders held today,  Orsus Xelent Technologies, Inc. (NYSE Amex: ORS), a China-based designer and manufacturer of award-winning mobile phones for the Asian market, said it anticipates full year 2009 revenues of approximately $77 million, which would be approximately 29% lower than revenues in 2008.

Mr. Guoji Liu, CEO of the Company, stated, “In our fourth quarter, most of our sales were of lower end products with lower margins, as we continued to battle difficult industry and economic conditions.  Under the circumstances, while not happy with our results, we were pleased we could face up to the challenges posed and continued to be profitable with our revamped sales strategy.”

Mr. Liu told shareholders that in 2010 the Company is optimistic about a more “stabilized” environment which he believes will permit the Company to achieve steadily improving sales throughout the year.  He also told shareholders that the Company believes “approximately 20% of its sales in 2010 will be of its own higher margin 3G products.”

A complete transcript of Mr. Liu’s remarks at the Annual Meeting is available in the Form 8-K being filed today by the Company.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contacts:

PRC:
Orsus Xelent Technologies, Inc.
Guoji Liu
CEO
Tel: 010-85653777
Fax: 010-85653666

US:
Ken Donenfeld
Tel: 212-402-7838
Fax: 646-381-9727